Exhibit 10.10

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), made this 28th day of June, 2013 is entered into by BIND Therapeutics, Inc. (f/k/a BIND Biosciences, Inc.), a Delaware corporation (the “Company”), and Daniel S. Lynch, an individual residing at 7 Calhoun Drive, Greenwich, Connecticut 06831 (the “Executive”).

WHEREAS, the Company and the Executive previously entered into that certain Employment Agreement, dated September 7, 2012 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend and restate the Employment Agreement in its entirety to read as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree that the Employment Agreement is hereby amended and restated in its entirety to read as follows:

1. Services. The Executive agrees to be employed by the Company, performing such senior executive duties as may be reasonably requested from time to time by the Board of Directors of the Company (the “Board”). The Executive agrees to devote twenty percent (20%) of his business time (which, on average, shall be one business day per week) to the performance of such duties at such times and places as shall be mutually agreed to by the Board and the Executive. The Company agrees to cause the Executive to be elected to the Board as Chairman of the Board, and Executive agrees to serve in such capacity. The Executive shall serve on the Board until such time as this Agreement shall terminate pursuant to Section 4.1 herein, at which time the Executive shall resign from the Board and from all positions as an officer or director of the Company.

2. Term. This Agreement shall commence on the date hereof and shall continue until terminated in accordance with the provisions of Section 4.1 (such period, the “Employment Period”).

3. Compensation.

3.1 Salary/Bonus. The Company shall pay to the Executive a base salary of $16,667 per month ($200,000 on an annual basis), payable in accordance with the Company’s normal payroll practices for its executives. Payment for any partial month shall be prorated. The Executive will be eligible to receive an annual performance bonus on the same terms, and subject to the same conditions, as the Company’s Chief Executive Officer (“CEO”).

3.2 Equity.

(a) Equity Grants. The Executive was previously granted nonstatutory stock options (the “Options”) under the Company’s 2006 Stock Incentive Plan (the “Plan”) for the purchase of an aggregate of 1,178,431 shares of common stock of the Company (the “Shares”) as follows:

(i) an Option to purchase 762,862 Shares granted on September 7, 2012, and an Option to purchase 33,375 Shares granted on October 16, 2012 (collectively, “Option 1”).

(ii) an Option to purchase 183,087 Shares granted on September 7, 2012, and an Option to purchase 8,010 Shares granted on October 16, 2012 (collectively “Option 2”), each of which vests, subject to the terms of the stock option award agreement (“Stock Option Agreement”) governing the Option, generally, upon the Determination Date (as defined in the applicable Stock Option Agreement) which must occur on or before the Cutoff Date (as defined in the applicable Stock Option Agreement), if certain performance conditions are attained.

(iii) an Option to purchase 183,087 Shares granted on September 7, 2012, and an Option to purchase 8,010 Shares granted on October 16, 2012 (collectively, “Option 3”), each of which (as amended on the date hereof) vests, subject to the terms of the applicable Stock Option Agreement, generally, upon the date certain performance conditions are attained.

(b) Acceleration Upon a Sale. With respect to Option 1 and Option 2, notwithstanding the vesting schedules set forth in the applicable Stock Option Agreements, upon the closing of a Sale (as defined below) of the Company, the vesting schedule of such Options shall be accelerated in full and such Options shall be exercisable for the purchase of all or any portion of the full number of Shares underlying such Options at such time. A “Sale” of the Company shall be any sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than 50% (determined on an as-converted basis) immediately following the transaction of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

(c) Additional Option. On the date of this Agreement, the Company will grant the Executive an Option (“Option 4”) under the Plan for the purchase of 352,231 shares of common stock of the Company at a purchase price of $3.57 per Share, which Option shall be evidenced by an agreement in substantially the form attached hereto as Exhibit A. The shares underlying Option 4 are intended to represent a one percent (1.0%) ownership interest in the Company as of the date hereof (based on the number of shares of Fully Diluted Equity of the Company as of the date hereof, after giving effect to the issuance of Option 4). “Fully Diluted Equity of the Company” means the common stock of the Company outstanding as of the determination date, assuming the exercise on such date of all outstanding options, warrants and other rights to purchase common stock of the Company or securities convertible into common stock of the Company and the conversion on such date of all securities convertible into common stock of the Company.

3.3 Expenses. The Company shall reimburse the Executive for all reasonable documented out of pocket expenses incurred or paid by the Executive in connection with, or related to, the performance of his duties under this Agreement, including Executive’s travel and lodging expenses. The Executive shall submit to the Company itemized monthly statements of such expenses incurred in the previous month. The Company shall pay to the Executive amounts shown on each such statement within thirty (30) days after receipt thereof. The Company shall pay the reasonable and documented fees and expenses of Wilmer Cutler Pickering Hale and Dorr LLP, counsel for the Executive, incurred in connection with the preparation and negotiation of this Agreement.

3.4 Benefits. The Executive and the members of his immediate family shall be entitled to participate in all health and dental benefit programs that the Company establishes and makes available to its employees if the Executive is not at the time receiving such benefits from another employer. In addition, the Executive shall be entitled to participate in all other benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Executive’s position, tenure, salary, age, health and other qualifications make him eligible to participate. The Executive shall be entitled to paid vacation in accordance with the Company vacation policy, to be taken at such times as may be approved by the Board or its designee.

3.5 Termination for Good Reason.

(a) In the event that the Executive terminates this Agreement for Good Reason (as defined below), then provided that on or after the effective date of such termination the Executive executes (and does not revoke) a general release of claims in the form attached hereto as Exhibit B (the “Release”) and the Release becomes effective and irrevocable within forty-five (45) days following the effective date of such termination, (x) the Executive shall be entitled to the salary that would have been payable to the Executive pursuant to Section 3.1 during the Post Termination Period, which amount shall be paid in substantially equal installments over the Post Termination Period in accordance with the ordinary payroll practices of the Company, provided that any payments that would otherwise be payable to the Executive prior to the first regular payroll date to occur not less than forty-five (45) days following the effective date of termination of this Agreement (the “First Payment Date”) shall be accumulated and paid, if at all, on the First Payment Date, (y) the portion of Option 1 that would have vested during the Post Termination Period if this Agreement was not so terminated shall immediately vest and (z) the Executive shall be entitled to vest on the Determination Date in any portion of Option 2 that would have vested during the Post Termination Period if this Agreement was not so terminated. For purposes of this Agreement, “Post Termination Period” shall mean a period immediately following the effective date of the termination of this Agreement of nine (9) successive months.

(b) For purposes of this Agreement, “Good Reason” means: (i) any material diminution or other material adverse change in the Executive’s authority, title, or duties under this Agreement without the prior consent of the Executive or (ii) a material breach by the Company of the terms of this Agreement; provided that in each case the Executive shall have delivered written notice to the Company of the occurrence of any of the foregoing within 90 days of the initial occurrence of such event, including a summary thereof, the Company shall not have remediated such matter during the thirty (30) day period following its receipt of such notice, and the date of termination is within two years of the initial occurrence of such event.

3.6 Withholding. All salary, bonus and other compensation payable to the Executive shall be subject to applicable withholding taxes.

4. Termination.

4.1 This Agreement may be terminated as follows:

(a) by the Executive other than for Good Reason, upon not less than nine (9) months’ prior written notice to the Company;

(b) by the Executive for Good Reason, in accordance with the notice provisions provided under Section 3.5(b) but without any additional notice period;

(c) by the Company for Cause, in accordance with the notice provisions provided under Section 4.2 but without any additional notice period; and

(d) by the Company without Cause, upon nine months’ prior notice to the Executive.

In the event of any termination of this Agreement, the Executive (or, as applicable, his family) shall be entitled, as to all periods prior to the effective date of termination, to payment in accordance with Section 3.1, benefits under Section 3.3 and reimbursement of expenses in accordance with Section 3.3. In the event of any termination of this Agreement pursuant to clause (a) or (d) of this Section 4.1, (I) notwithstanding anything in this Agreement to the contrary, from the date of notice of such termination until the effective date of termination, the Executive shall perform only such services as shall be mutually agreed to by the Executive and the Company, and the Executive may resign as a member of the Board with immediate effect if the Executive believes that his continued service on the Board would be inappropriate under the circumstances, (II) provided, however, that (A) clause (I) of this sentence shall only apply if the Executive executes and delivers the Release to the Company on or after the date of the notice of termination of the Agreement under clause (a) or (d) of this Section 4.1 is given (the “Trigger Date”), and the Release becomes irrevocable and effective within forty-five (45) days following the Trigger Date, (B) following the Trigger Date, no payments shall be made to the Executive under clause (a) or (d) of this Section 4.1 prior to the first regular payroll date that is forty-five (45) days following the Trigger Date and any payments that would otherwise be payable to the Executive prior to such date shall be accumulated and paid, if at all, on the first regular payroll date to occur not less than forty-five (45) days following the Trigger Date and (C) if the Release does not become irrevocable and effective within forty-five (45) days following the Trigger Date, then the Executive shall cease to be entitled to any compensation or benefits under this Agreement or any other agreement with the Company or its affiliates for periods after the Trigger Date, including without limitation any vesting or accelerated vesting of any equity-based awards; provided, however, Executive shall be able to exercise or retain any equity-based awards under the terms of such awards as if Executive was terminated on the Trigger Date.

4.2 For purposes of this Agreement, “Cause” means: (i) that (x) the Executive has willfully and intentionally failed to substantially perform his reasonably assigned duties for the Company or to follow the applicable material policies or procedures of the Company in effect from time to time and such non-performance continues for a period of ten (10) business days following written notice by the Company to the Executive of such failure, or (y) the Executive has engaged in an act of material dishonesty, fraud or willful misconduct in connection with the Executive’s duties hereunder or in dealings with the Company or knowing engagement in conduct which reasonably would be expected to be materially detrimental or injurious (monetarily or otherwise) to the Company; or (ii) the conviction of the Executive of, or the entry of a pleading of guilty or nolo contendere by the Executive to, any felony, other than automobile violations.

5. Cooperation. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Executive to perform his obligations hereunder. The Executive shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6. Proprietary Information and Inventions.

6.1 Proprietary Information.

(a) The Executive acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his employment with the Company he will have access to and contact with Proprietary Information (as defined below). The Executive will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his duties as an employee or director of the Company) without prior written approval from the CEO, either during or after the term of the Employment Agreement or during or after the Employment Period, unless and until such Proprietary Information has become public knowledge without fault by the Executive.

(b) For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company’s business, business relationships or financial affairs, including, without limitation, any Invention (as defined below), formula, vendor information, customer information, patient information, collaborator information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, safety data, protocol, know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, research, development, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, collaborator, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by the Executive in the course of performing his duties as a employee of the Company.

(c) The Executive’s obligations under this Section 6.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Executive of the terms of this Section 6.1 or by others of the terms of a similar agreement or obligation, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of the CEO.

(d) The Executive agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Executive or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Executive only in the performance of his duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Executive shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, the Executive shall not retain any such materials or copies thereof or any such tangible property.

(e) The Executive agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs (b) and (d) above, and his obligation to return materials and tangible property set forth in paragraph (d) above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Executive.

(f) The Executive acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Executive agrees to be bound by all such obligations and restrictions that are known to him and to take all action necessary to discharge the obligations of the Company under such agreements.

6.2 Inventions.

(a) All inventions, creations, discoveries, computer programs, data, developments, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Executive, solely or jointly with others or under his direction and whether during normal business hours or otherwise, (i) during the term of the Employment Agreement or during the Employment Period if made, conceived, reduced to practice, created, written, designed or developed in the course of Executive’s performance of duties pursuant to this Agreement or (ii) during the term of the Employment Agreement or during or after the Employment Period if resulting or directly derived from Proprietary Information (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of the Company. The Executive hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. However, this paragraph shall not apply to Inventions which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Invention is created, made, conceived or reduced to practice and which are made and conceived by the Executive not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information.

(b) Upon the request of the Company and at the Company’s expense, the Executive shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Executive also hereby waives all claims to moral rights in any Inventions.

(c) The Executive shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

7. Other Agreements. The Executive hereby represents that, except as the Executive has disclosed in writing to the Company concurrently with the execution of the Employment Agreement, the Executive is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party. The Executive further represents that his performance of all the terms of the Employment Agreement and this Agreement and the performance of his duties as an employee of the Company do not and will not breach any agreement with any third party to which the Executive is a party (including, without limitation, any nondisclosure or non-competition agreement), and that the Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

8. Non-Exclusivity. Subject to the terms of this Agreement, the Executive retains the right to be employed by other companies and to contract with other companies or entities for his consulting services without restriction.

9. Remedies. The Executive acknowledges that any breach of the provisions of Section 6 of this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Executive agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.

10. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or three days after deposit in the United States Post Office, by registered or certified mail (return receipt requested), postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

11. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

12. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, including without limitation, the Employment Agreement, and any other understandings, whether written or oral, relating to the subject matter of this Agreement.

13. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive.

14. Non-Assignability of Contract. This Agreement is personal to the Executive and the Executive shall not have the right to assign any of his rights or delegate any of his duties without the express written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Executive.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

16. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

17. Interpretation. If any restriction set forth in Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

18. Survival. Section 3.5 and Sections 4 through 20 shall survive the expiration or termination of this Agreement.

19. Section 409A.

19.1 The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986,

as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”). Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

19.2 Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that are designated under this Agreement as payable upon the termination of this Agreement shall be payable only upon the Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

19.3 Notwithstanding anything in this Agreement to the contrary, if the Executive is deemed by the Company at the time of the Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the compensation or benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of the Executive’s compensation or benefits shall not be provided to the Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service with the Company or (ii) the date of the Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Executive (or the Executive’s estate or beneficiaries), and any remaining payments due to the Executive under this Agreement shall be paid as otherwise provided herein.

19.4 The Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

19.5 All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

20. Miscellaneous.

20.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

20.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

20.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

BIND THERAPEUTICS, INC.

By:	/s/ Scott Minick
Scott Minick, Chief Executive Officer

EXECUTIVE

/s/ Daniel S. Lynch
Daniel S. Lynch

Signature Page to Employment Agreement

Exhibit A

NON-STATUTORY STOCK OPTION

Granted by

BIND Therapeutics, Inc. (the “Company”)

Under the 2006 Stock Incentive Plan

This Option is and shall be subject in every respect to the provisions of the Company’s 2006 Stock Incentive Plan, as amended from time to time (the “Plan”), which is incorporated herein by reference and made a part hereof. Capitalized terms used but not defined in this agreement shall have the meanings given to them in the Plan. The holder of this Option (the “Holder”) hereby accepts this Option subject to all the terms and provisions of the Plan and agrees that (a) in the event of any conflict between the terms hereof and those of the Plan, the latter shall prevail, and (b) all decisions under and interpretations of the Plan by the Board or the Committee shall be final, binding and conclusive upon the Holder and his or her heirs and legal representatives.

1.	Name of Holder: Daniel S. Lynch

2.	Date of Grant: June 28, 2013

3.	Maximum number of shares for which this Option is exercisable: 352,231

4.	Exercise (purchase) price per share: $3.57

5.	Payment method:

a personal, certified or bank check or postal money order payable to the order of the Company for an amount equal to the exercise price of the shares being purchased; or

with the consent of the Company, any of the other methods set forth in the Plan.

6.	Expiration Date of the Option: June 27, 2023

7.

Vesting Schedule: Subject to the Executive’s continued employment with or service to the Company on the applicable vesting date, the Option shall vest and become exercisable as to 100% of the underlying shares on the first to occur, which must occur on or prior to December 31, 2013, of: (i) the closing of an initial public offering by the Company of the Company’s common stock, (ii) the closing of one or more Funding Transactions (as defined below) that, in the reasonable, good faith judgment of the Board, cumulatively provide the Company with sufficient cash (together with the Company’s existing cash resources on the date upon which such determination is made (the “Determination Date”)) to enable the Company to conduct its operations for at least two

(2) years without the need for additional cash financing of the Company after the Determination Date by venture or private equity investors, and (iii) a Sale of the Company (collectively, the “Performance Conditions”). The Holder shall not have the right to exercise this Option until the date the Option has become vested and exercisable. Unless otherwise determined by the Board, any portion of the Option that has not become vested and exercisable on or prior to the date of termination of the Holder’s employment with or service to the Company (which, for the avoidance of doubt, shall include the Holder ceasing to provide services to the Company under the circumstances described in clause (I) of the final sentence of Section 4.1 of the Amended and Restated Employment Agreement, dated June 28, 2013, between the Company and the Holder, as amended and/or restated from time to time (the “Employment Agreement”)) shall be forfeited on the date of termination of the Holder’s employment with or service to the Company and shall not thereafter become vested or exercisable.

For purposes of this Option, “Funding Transactions” shall mean licenses, collaborations, partnerships, government grants and equity or other financing from strategic investors; and a “Sale” of the Company shall be any sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than 50% (determined on an as-converted basis) immediately following the transaction of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

8.	Termination of Employment/Service. This Option shall terminate on, and may not be exercised following, the earliest to occur of:

(i)	the Expiration Date of the Option set forth above;

(ii)	90 days after termination of the Holder’s employment with or services to the Company for any reason, including for the avoidance of doubt, the Holder ceasing to provide services to the Company under the circumstances described in clause (I) of the final sentence of Section 4.1 of the Employment Agreement; and

(iii)	the Board’s determination after December 31, 2013 that none of the Performance Conditions has been satisfied and the Option has terminated.

9.	Company’s Right of First Refusal. Prior to the effective date of a registration statement covering shares of the Company’s Common Stock, any shares of stock issued pursuant to exercise of this Option shall be subject to the Company’s right of first refusal as set forth at Appendix A.

10.	Lock-Up Agreement. The Holder agrees for a period of up to 180 days from the effective date of any registration of securities of the Company under the Securities Act of

1933, as amended (the “Securities Act”), upon request of the Company or underwriters managing any underwritten offering of the Company’s securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any shares issued pursuant to the exercise of this Option, without the prior written consent of the Company and such underwriters.

11.	Tax Withholding. The Company’s obligation to deliver shares shall be subject to the Holder’s satisfaction of any federal, state and local income and employment tax withholding requirements.

12.	Notice. Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company and delivered to the office of the Company, BIND Therapeutics, Inc., 325 Vassar Street, Cambridge, Massachusetts 02139, attention of the president, or such other address as the Company may hereafter designate. Any notice to be given to the Holder hereunder shall be deemed sufficient if addressed to and delivered in person to the Holder at his or her address furnished to the Company or when deposited in the mail, postage prepaid, addressed to the Holder at such address.

IN WITNESS WHEREOF, the parties have executed this Option, or caused this Option to be executed, as of the Date of Grant.

BIND Therapeutics, Inc.

By:

        Andrew Hirsch, CFO

The undersigned Holder hereby acknowledges receipt of a copy of the Plan and this Option (including Appendix A hereto), and agrees to the terms of this Option and the Plan.

Holder: Daniel S. Lynch

APPENDIX A

Right of First Refusal

1.     General. Prior to the effective date of a registration statement under the Securities Act of 1933, as amended (the “Act”), covering any shares of the Company’s Common Stock and until such time as the Company shall have effected a public offering of its Common Stock registered under the Act, in the event that, at any time when the Holder (which term for purposes of this section shall mean the Holder and his or her executors, administrators and any other person to whom this Option may be transferred by will or the laws of descent and distribution) is permitted to do so, the Holder desires to sell, assign or otherwise transfer any of the shares issued upon the exercise of this Option, the Holder shall first offer such shares to the Company by giving written notice of the Holder’s desire so to sell, assign or transfer such shares.

2.     Notice of Intended Transfer. The notice shall state the number of shares offered, the name of the person or persons to whom it is proposed to sell, assign or transfer such shares and the price at which such shares are intended to be sold, assigned or transferred. Such notice shall constitute an offer to the Company for the Company to purchase the number of shares set forth in the notice at a price per share equal to the price stated therein.

3.     Company to Accept or Decline Within 30 Days. The Company may accept the offer as to all, but not less than all, such shares by notifying the Holder in writing within 30 days after receipt of such notice of its acceptance of the offer. If the offer is accepted, the Company shall have 60 days within which to purchase the offered shares at a price per share as aforesaid. If within the applicable time periods the Holder does not receive notice of the Company’s intention to purchase the offered shares, or if payment in full of the purchase price is not made by the Company, the offer shall be deemed to have been rejected and the Holder may transfer title to such shares within 90 days from the date of the Holder’s written notice to the Company of the Holder’s intention to sell, but such transfer shall be made only to the proposed transferee and at the proposed price as stated in such notice and after compliance with any other provisions of this Option applicable to the transfer of such shares.

4.     Transferred Shares to Remain Subject to Right of First Refusal. Shares that are so transferred to such transferee shall remain subject to the rights of the Company set forth in this Appendix A. As a condition to such transfer, such transferee shall execute and deliver all such documents as the Company may require to evidence the binding agreement of such transferee so to remain subject to the rights of the Company.

5.     Remedies of Company. No sale, assignment, pledge or transfer of any of the shares covered by this Option shall be effective or given effect on the books of the Company unless all of the applicable provisions of this Appendix A have been duly complied with, and the Company may inscribe on the face of any certificate representing any of such shares a legend referring to the provisions of this Appendix A. If any transfer of shares is made or attempted in violation of the foregoing restrictions, or if shares are not offered to the Company as required hereby, the Company shall have the right to purchase such shares from the owner thereof or his transferee at any time before or after the transfer, as herein provided. In addition to any other legal or equitable remedies which it may have, the Company may enforce its rights by actions for specific performance (to the extent permitted by law) and may refuse to recognize any transferee as one of its stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until all applicable provisions hereof have been complied with.

6.     Shares Subject to Right of First Refusal. For purposes of the Right of First Refusal pursuant to this Appendix A, the term “shares” shall mean any and all new, substituted or additional securities or other property issued to the Holder, by reason of his or her ownership of Common Stock pursuant to the exercise of this Option, in connection with any stock dividend, liquidating dividend, stock split or other change in the character or amount of any of the outstanding securities of the Company, or any consolidation, merger or sale of all or substantially all of the assets of the Company.

7.     Legends on Stock Certificates. Any certificate representing shares of stock subject to the provisions of this Appendix A may have endorsed thereon one or more legends, substantially as follows:

(i)	“Any disposition of any interest in the securities represented by this certificate is subject to restrictions, and the securities represented by this certificate are subject to certain options, contained in a certain agreement between the record holder hereof and the Company, a copy of which will be mailed to any holder of this certificate without charge upon receipt by the Company of a written request therefor.”

(ii)	“The shares of stock represented by this certificate have not been registered under the Securities Act of 1933 or under the securities laws of any state and may not be pledged, hypothecated, sold or otherwise transferred except upon such registration or upon receipt by the Company of an opinion of counsel satisfactory to the Company, in form and substance satisfactory to the Company, that such registration is not required.”

8.     Right of First Refusal to Lapse Upon Registration. The restrictions imposed by this Appendix A shall terminate in all respects upon the effective date of a registration statement under the Act covering any of the Company’s Common Stock.

Exhibit B

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Daniel S. Lynch (“Executive”) and BIND Therapeutics, Inc. (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, the Parties have previously entered into that certain Amended and Restated Employment Agreement, dated as of June 28, 2013 (the “Employment Agreement”); and

WHEREAS, in connection with the termination of the Employment Agreement, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees (as defined below) arising out of or related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates or the termination of the Agreement (the “Employment Relationship”) but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with amounts owed to, or vested benefits for, the Executive (or his immediate family members) under Sections 3.1, 3.3 and 3.4 of the Employment Agreement through the effective date of termination thereof, Executive’s ownership of vested equity securities of the Company, Executive’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law or Directors’ and Officers’ insurance, or Executive’s rights to payments under this Agreement (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the payment to the Executive of the compensation and benefits described in Section 3.5(a) of the Employment Agreement (the “Severance Payments”), which, pursuant to the Employment Agreement, are conditioned on the Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1. Severance Payments. The Company agrees to provide Executive with the Severance Payments, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement.

2. Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, any of its direct or indirect subsidiaries and affiliates, and any of its or their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”) arising out of or related to the Employment Relationship. Executive, on his own behalf and on behalf of Executive’s heirs, family members, executors, agents, successors and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 7 below) and arising out of or related to the Employment Relationship, including, without limitation, to the extent arising out of or related to the Employment Relationship:

(a) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(b) any and all claims for wrongful dismissal or discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(c) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Massachusetts Fair Employment Practices Act; the Massachusetts Civil Rights Act; the Massachusetts Equal Rights Act; the Massachusetts Labor and Industries Act; the Massachusetts Privacy Act; and the Massachusetts Maternity Leave Act, all as amended;

(d) any and all claims for violation of the federal or any state constitution;

(e) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(f) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(g) any and all claims for compensatory damages, punitive damages, injunctive relief, attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that Executive’s release of claims herein bars Executive from recovering monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s rights under applicable law, and any Retained Claims.

3. Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the Secretary of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

7. Effective Date. If Executive has attained or is over the age of 40 as of the date of Executive’s termination of employment, then Executive has seven days after Executive signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”). If Executive has not attained the age of 40 as of the date of Executive’s termination of employment, then the “Effective Date” shall be the date on which Executive signs this Agreement.

8. Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims as set forth above against the Company and any of the other Releasees arising out of or related to the Employment Relationship. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

EXECUTIVE

Dated:
Daniel S. Lynch

COMPANY

BIND THERAPEUTICS, INC.

Dated:	By:
Name:
Title:

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made this 28th day of August, 2013 is entered into by BIND Therapeutics, Inc., a Delaware corporation (the “Company”), and Daniel S. Lynch, an individual residing at 7 Calhoun Drive, Greenwich, Connecticut 06831 (the “Consultant”), to be effective upon the date of the closing of the initial public offering of the Company’s common stock (the “Effective Date”).

WHEREAS, the Company and the Consultant previously entered into that certain Amended and Restated Employment Agreement, dated June 28, 2013 (the “Employment Agreement”); and

WHEREAS, the Company and the Consultant desire to supersede the Employment Agreement in its entirety by this Agreement effective as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Employment Agreement is hereby terminated and the parties agree as follows, in each case, effective as of the Effective Date:

1. Services. The Consultant agrees to perform such duties in the Consultant’s areas of expertise as may be reasonably requested from time to time by the Board of Directors of the Company (the “Board”). The Consultant agrees to devote twenty percent (20%) of his business time (which, on average, shall be one business day per week) to the performance of such duties at such times and places as shall be mutually agreed to by the Board and the Consultant. The Consultant agrees to continue to serve as the Chairman of the Company’s Board of Directors. The Consultant shall serve on the Board until such time as this Agreement shall terminate pursuant to Section 4.1 herein, at which time the Consultant shall resign from the Board and from all positions as a director of the Company.

2. Term. This Agreement shall commence on the date hereof and shall continue until terminated in accordance with the provisions of Section 4.1 (such period, the “Consulting Period”).

3. Consulting Fees.

3.1 Wages and Retainer/Fees.

(a) Unpaid Wages. Notwithstanding the termination of the Employment Agreement, the Company shall pay to the Consultant all accrued but unpaid wages earned by the Consultant under the Employment Agreement through the date of this Agreement in accordance with the Company’s normal payroll practices.

(b) Retainer/Fees. The Company shall pay to the Consultant a monthly retainer of $10,000, payable monthly in arrears no later than the 25th day of the month following the month in which the related services were provided. Payment for any partial month shall be prorated. The Consultant will be eligible to receive an additional consulting fee on the same terms, and subject to the same conditions, as the annual performance bonus of the Company’s Chief Executive Officer (“CEO”), provided that (i) the target percentage for the Consultant will be 1.67 times the CEO’s target percentage and (ii) the amount obtained pursuant to clause (i) shall be increased by $2,500 (if no additional consulting fee is paid pursuant to clause (i), the additional $2,500 provided by this clause (ii) shall not be paid). For the avoidance of doubt, if the CEO is eligible for an annual performance bonus equal to 15% of his annual base salary, then the Consultant will be eligible to receive an additional consulting fee equal to 25% (15% times 1.67) of the aggregate monthly retainers paid to the Consultant in a calendar year plus $2,500.

3.2 Equity.

(a) Equity Grants. The Consultant was previously granted nonstatutory stock options (the “Options”) under the Company’s 2006 Stock Incentive Plan (the “Plan”) for the purchase of an aggregate of 1,530,662 shares of common stock of the Company (the “Shares”) as follows:

(i) an Option to purchase 762,862 Shares granted on September 7, 2012, and an Option to purchase 33,375 Shares granted on October 16, 2012 (collectively, “Option 1”).

(ii) an Option to purchase 183,087 Shares granted on September 7, 2012, and an Option to purchase 8,010 Shares granted on October 16, 2012 (collectively “Option 2”), each of which vests, subject to the terms of the stock option award agreement (“Stock Option Agreement”) governing the Option, generally, upon the Determination Date (as defined in the applicable Stock Option Agreement) which must occur on or before the Cutoff Date (as defined in the applicable Stock Option Agreement), if certain performance conditions are attained.

(iii) an Option to purchase 183,087 Shares granted on September 7, 2012, and an Option to purchase 8,010 Shares granted on October 16, 2012, each of which vests, subject to the terms of the applicable Stock Option Agreement, generally, upon the date certain performance conditions are attained.

(iv) an Option to purchase 352,231 Shares granted on June 28, 2013, which vests, subject to the terms of the applicable Stock Option Agreement, generally, upon the date certain milestones are attained.

The Company hereby represents and warrants to the Consultant that the Consultant’s transition from an employee of the Company under the Employment Agreement to a consultant to the Company under this Agreement does not constitute a termination of employment with, or a termination of provision of services to, the Company resulting in a cessation of vesting of the Options or a termination of the Options pursuant to their terms.

(b) Acceleration Upon a Sale. With respect to Option 1 and Option 2, notwithstanding the vesting schedules set forth in the applicable Stock Option Agreements, upon the closing of a Sale (as defined below) of the Company, the vesting schedule of such Options shall be accelerated in full and such Options shall be exercisable for the purchase of all or any portion of the full number of Shares underlying such Options at such time. A “Sale” of the Company shall be any sale of all or substantially all of the outstanding shares of capital stock, assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Company’s voting securities immediately prior to such transaction beneficially own, directly or indirectly, more than 50% (determined on an as-converted basis) immediately following the transaction of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

3.3 Expenses. The Company shall reimburse the Consultant for all reasonable documented out of pocket expenses incurred or paid by the Consultant in connection with, or related to, the performance of his services under this Agreement, including Consultant’s travel and lodging expenses. The Consultant shall submit to the Company itemized monthly statements of such expenses incurred in the previous month. The Company shall pay to the Consultant amounts shown on each such statement within thirty (30) days after receipt thereof. The Company shall pay the reasonable and documented fees and expenses of Wilmer Cutler Pickering Hale and Dorr LLP, counsel for the Consultant, incurred in connection with the preparation and negotiation of this Agreement.

3.4 Benefits. The Company shall provide the Consultant and the members of his immediate family the opportunity to participate in all health and dental benefit programs that the Company establishes and makes available to its employees if the Consultant is not at the time receiving such benefits from an employer and to the fullest extent allowed by the terms of the Company’s benefit plans and applicable law. In addition, the Company shall provide the Consultant the opportunity to participate in all other benefit programs that the Company establishes and makes available to its employees, if any, on a basis that an employee with position, tenure, salary, age, health and other qualifications would be eligible to participate and to the fullest extent allowed by the terms of the Company’s benefit plans and applicable law. In the event the Company is unable to make the benefits described in this Section 3.4 available to the Consultant, then the Company will directly pay, or, in its discretion, reimburse the Consultant for, premiums paid or payable by the Consultant for similar coverage, including without limitation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and/or such other policy or policies under which the Consultant and the members of his immediate family become covered.

3.5 Termination for Good Reason.

(a) In the event that the Consultant terminates this Agreement for Good Reason (as defined below), then provided that on or after the effective date of such termination the Consultant executes (and does not revoke) a general release of claims in the form attached hereto as Exhibit A (the “Release”) and the Release becomes effective and irrevocable within forty-five (45) days following the effective date of such termination, (x) the Consultant shall be entitled to the monthly retainers that would have been payable to the Consultant pursuant to Section 3.1(b) during the Post Termination Period, which amount shall be paid in substantially equal installments over the Post Termination Period in accordance with the payment practices of the Company with respect to payments made to the Consultant prior to such termination, provided that any payments that would otherwise be payable to the Consultant prior to the first such payment date to occur not less than forty-five (45) days following the effective date of termination of this Agreement (the “First Payment Date”) shall be accumulated and paid, if at all, on the First Payment Date, (y) the portion of Option 1 that would have vested during the Post Termination Period if this Agreement was not so terminated shall immediately vest and (z) the Consultant shall be entitled to vest on the Determination Date in any portion of Option 2 that would have vested during the Post Termination Period if this Agreement was not so terminated. For purposes of this Agreement, “Post Termination Period” shall mean a period immediately following the effective date of the termination of this Agreement of nine (9) successive months.

(b) For purposes of this Agreement, “Good Reason” means: (i) any material diminution or other material adverse change in the Consultant’s authority or duties under this Agreement without the prior consent of the Consultant or (ii) a material breach by the Company of the terms of this Agreement; provided that in each case the Consultant shall have delivered written notice to the Company of the occurrence of any of the foregoing within ninety (90) days of the initial occurrence of such event, including a summary thereof, the Company shall not have remediated such matter during the thirty (30) day period following its receipt of such notice, and the date of termination is within two years of the initial occurrence of such event.

3.6 Independent Contractor. In furnishing services under this Agreement, the Consultant understands that the Consultant will at all times be acting as an independent contractor of the Company and, as such, will not be an employee of the Company. The Consultant also will be responsible for paying all withholding and other taxes required by law to be paid as and when the same become due and payable.

4. Termination.

4.1 Termination. This Agreement may be terminated as follows:

(a) by the Consultant other than for Good Reason, upon not less than nine (9) months’ prior written notice to the Company;

(b) by the Consultant for Good Reason, in accordance with the notice provisions provided under Section 3.5(b) but without any additional notice period;

(c) by the Company for Cause, in accordance with the notice provisions provided under Section 4.2 but without any additional notice period; and

(d) by the Company without Cause, upon nine months’ prior notice to the Consultant.

In the event of any termination of this Agreement, the Consultant (or, as applicable, his family) shall be entitled, as to all periods prior to the effective date of termination, to payment in accordance with Section 3.1, benefits under Section 3.4 and reimbursement of expenses in accordance with Section 3.3. In the event of any termination of this Agreement pursuant to clause (a) or (d) of this Section 4.1, (I) notwithstanding anything in this Agreement to the contrary, from the date of notice of such termination until the effective date of termination, the Consultant shall perform only such services as shall be mutually agreed to by the Consultant and the Company, and the Consultant may resign as a member of the Board with immediate effect if the Consultant believes that his continued service on the Board would be inappropriate under the circumstances, (II) provided, however, that (A) clause (I) of this sentence shall only apply if the Consultant executes and delivers the Release to the Company on or after the date of the notice of termination of the Agreement under clause (a) or (d) of this Section 4.1 is given (the “Trigger Date”), and the Release becomes irrevocable and effective within forty-five (45) days following the Trigger Date, (B) following the Trigger Date, no payments shall be made to the Consultant pursuant to this paragraph in the event of a termination under clause (a) or (d) of this Section 4.1 prior to the first ordinary consultant payment date that is forty-five (45) days following the Trigger Date and any payments that would otherwise be payable to the Consultant prior to such date shall be accumulated and paid, if at all, on the first ordinary consultant payment date to occur not less than forty-five (45) days following the Trigger Date and (C) if the Release does not become irrevocable and effective within forty-five (45) days following the Trigger Date, then the Consultant shall cease to be entitled to any compensation or benefits under this Agreement or any other agreement with the Company or its affiliates for periods after the Trigger Date, including without limitation any vesting or accelerated vesting of any equity-based awards; provided, however, Consultant shall be able to exercise or retain any equity-based awards under the terms of such awards as if Consultant was terminated on the Trigger Date.

4.2 Cause. For purposes of this Agreement, “Cause” means: (i) that (x) the Consultant has willfully and intentionally failed to substantially perform his reasonably assigned duties for the Company or to follow the applicable material policies or procedures of the Company in effect from time to time and such non-performance continues for a period of ten (10) business days following written notice by the Company to the Consultant of such failure, or (y) the Consultant has engaged in an act of material dishonesty, fraud or willful misconduct in connection with the Consultant’s duties hereunder or in dealings with the Company or knowing engagement in conduct which reasonably would be expected to be materially detrimental or injurious (monetarily or otherwise) to the Company; or (ii) the conviction of the Consultant of, or the entry of a pleading of guilty or nolo contendere by the Consultant to, any felony, other than automobile violations.

5. Cooperation. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6. Proprietary Information and Inventions.

6.1 Proprietary Information.

(a) The Consultant acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his provision of services to the Company he will have access to and contact with Proprietary Information (as defined below). The Consultant will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of his duties as a consultant or director of the Company) without prior written approval from the CEO, either during or after the term of this Agreement or during or after the Consulting Period, unless and until such Proprietary Information has become public knowledge without fault by the Consultant.

(b) For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company’s business, business relationships or financial affairs, including, without limitation, any Invention (as defined below), formula, vendor information, customer information, patient information, collaborator information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, safety data, protocol, know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, research, development, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, collaborator, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of performing his duties as a consultant of the Company.

(c) The Consultant’s obligations under this Section 6.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant of the terms of this Section 6.1 or by others of the terms of a similar agreement or obligation, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of the CEO.

(d) The Consultant agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Consultant or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by the Consultant only in the performance of his duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Consultant shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, the Consultant shall not retain any such materials or copies thereof or any such tangible property.

(e) The Consultant agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs (b) and (d) above, and his obligation to return materials and tangible property set forth in paragraph (d) above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Consultant.

(f) The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to him and to take all action necessary to discharge the obligations of the Company under such agreements.

6.2 Inventions.

(a) All inventions, creations, discoveries, computer programs, data, developments, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others or under his direction and whether during normal business hours or otherwise, (i) during the term of the Employment Agreement or this Agreement or during the Employment Period (as defined in the Employment Agreement) or the Consulting Period if made, conceived, reduced to practice, created, written, designed or developed in the course of Consultant’s performance of duties pursuant to the Employment Agreement or this Agreement or (ii) during the term of the Employment Agreement or this Agreement or during the Employment Period or Consulting Period or after the Consulting Period if resulting or directly derived from Proprietary Information (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of the Company. The Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. However, this paragraph shall not apply to Inventions which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Invention is created, made, conceived or reduced to practice and which are made and conceived by the Consultant not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information.

(b) Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant also hereby waives all claims to moral rights in any Inventions.

(c) The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

7. Other Agreements. The Consultant hereby represents that, except as the Consultant has disclosed in writing to the Company concurrently with the execution of this Agreement, the Consultant is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the provision of services to the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party. The Consultant further represents that his performance of all the terms of the Employment Agreement and this Agreement and the performance of his duties as a consultant of the Company do not and will not breach any agreement with any third party to which the Consultant is a party (including, without limitation, any nondisclosure or non-competition agreement), and that the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

8. Non-Exclusivity. Subject to the terms of this Agreement, the Consultant retains the right to be employed by other companies and to contract with other companies or entities for his consulting services without restriction.

9. Remedies. The Consultant acknowledges that any breach of the provisions of Section 6 of this Agreement shall result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.

10. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or three days after deposit in the United States Post Office, by registered or certified mail (return receipt requested), postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

11. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

12. Entire Agreement. This Agreement, the stock option agreements related to the Options and the Indemnification Agreement, dated September 7, 2012, by and between the Company and the Consultant constitute the entire agreement between the parties and supersedes all prior agreements, including without limitation, the Employment Agreement, and any other understandings, whether written or oral, relating to the subject matter of this Agreement.

13. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

14. Non-Assignability of Contract. This Agreement is personal to the Consultant and the Consultant shall not have the right to assign any of his rights or delegate any of his duties without the express written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

16. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

17. Interpretation. If any restriction set forth in Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

18. Survival. Section 3.5 and Sections 4 through 20 shall survive the expiration or termination of this Agreement.

19. Section 409A.

19.1 The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”). Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

19.2 Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that are designated under this Agreement as payable upon the termination of this Agreement shall be payable only upon the Consultant’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”).

19.3 Notwithstanding anything in this Agreement to the contrary, if the Consultant is deemed by the Company at the time of the Consultant’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the compensation or benefits to which the Consultant is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of the Consultant’s compensation or benefits shall not be provided to the Consultant prior to the earlier of (i) the expiration of the six-month period measured from the date of the

Consultant’s Separation from Service with the Company or (ii) the date of the Consultant’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Consultant (or the Consultant’s estate or beneficiaries), and any remaining payments due to the Consultant under this Agreement shall be paid as otherwise provided herein.

19.4 The Consultant’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

19.5 All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Consultant’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

20. Miscellaneous.

20.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

20.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

20.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

BIND THERAPEUTICS, INC.

By:	/s/ Scott Minick
Scott Minick, Chief Executive Officer

CONSULTANT

/s/ Daniel S. Lynch
Daniel S. Lynch

Signature Page to Consulting Agreement

Exhibit A

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Daniel S. Lynch (“Consultant”) and BIND Therapeutics, Inc. (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, the Parties have previously entered into that certain Consulting Agreement, dated as of August 28, 2013 (the “Consulting Agreement”); and

WHEREAS, in connection with the termination of the Consulting Agreement, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Consultant may have against the Company and any of the Releasees (as defined below) arising out of or related to Consultant’s provision of services to or separation from service with the Company or its subsidiaries or affiliates or the termination of the Agreement (the “Consulting Relationship”) but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with amounts owed to, or vested benefits for, the Consultant (or his immediate family members) under Sections 3.1, 3.3 and 3.4 of the Consulting Agreement through the effective date of termination thereof, Consultant’s ownership of vested equity securities of the Company, Consultant’s right to indemnification by the Company or any of its affiliates pursuant to contract or applicable law or Directors’ and Officers’ insurance, or Consultant’s rights to payments under this Agreement (collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the payment to the Consultant of the compensation and benefits described in Section 3.5(a) of the Consulting Agreement (the “Termination Payments”), which, pursuant to the Consulting Agreement, are conditioned on the Consultant’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Consultant hereby agree as follows:

1. Severance Payments. The Company agrees to provide Consultant with the Termination Payments, payable at the times set forth in, and subject to the terms and conditions of, the Consulting Agreement.

2. Release of Claims. Consultant agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Consultant by the Company, any of its direct or indirect subsidiaries and affiliates, and any of its or their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”) arising out of or related to the Consulting Relationship and any prior employment relationship. Consultant, on his own behalf and on behalf of Consultant’s heirs, family members, executors, agents, successors and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Consultant may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement (as defined in Section 7 below) and arising out of or related to the Consulting Relationship and any prior employment relationship between the Company and the Consultant, including, without limitation, to the extent arising out of or related to the Consulting Relationship or any such prior employment relationship:

(a) any and all claims relating to, or arising from, Consultant’s right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(b) any and all claims for wrongful dismissal or discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(c) any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Massachusetts Fair Employment Practices Act; the Massachusetts Civil Rights Act; the Massachusetts Equal Rights Act; the Massachusetts Labor and Industries Act; the Massachusetts Privacy Act; and the Massachusetts Maternity Leave Act, all as amended;

(d) any and all claims for violation of the federal or any state constitution;

(e) any and all claims arising out of any other laws and regulations relating to employment, the provision of consulting services or employment discrimination;

(f) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Consultant as a result of this Agreement; and

(g) any and all claims for compensatory damages, punitive damages, injunctive relief, attorneys’ fees and costs.

Consultant agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Consultant’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment or consulting service, against the Company (with the understanding that Consultant’s release of claims herein bars Consultant from recovering monetary relief from the Company or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as of the date of termination of the Consulting Relationship, pursuant to the written terms of any benefit plan of the Company or its affiliates and Consultant’s rights under applicable law, and any Retained Claims.

3. Acknowledgment of Waiver of Claims under ADEA. Consultant understands and acknowledges that Consultant is waiving and releasing any rights Consultant may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Consultant understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Consultant understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Consultant was already entitled. Consultant further understands and acknowledges that Consultant has been advised by this writing that: (a) Consultant should consult with an attorney prior to executing this Agreement; (b) Consultant has 21 days within which to consider this Agreement; (c) Consultant has 7 days following Consultant’s execution of this Agreement to revoke this Agreement pursuant to written notice to the Secretary of the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Consultant from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Consultant signs this Agreement and returns it to the Company in less than the 21 day period identified above, Consultant hereby acknowledges that Consultant has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5. No Oral Modification. This Agreement may only be amended in a writing signed by Consultant and a duly authorized officer of the Company.

6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

7. Effective Date. If Consultant has attained or is over the age of 40 as of the date of Consultant’s termination of services, then Consultant has seven days after Consultant signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Consultant signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”). If Consultant has not attained the age of 40 as of the date of Consultant’s termination of services, then the “Effective Date” shall be the date on which Consultant signs this Agreement.

8. Voluntary Execution of Agreement. Consultant understands and agrees that Consultant executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Consultant’s claims as set forth above against the Company and any of the other Releasees arising out of or related to the Consulting Relationship and any prior employment relationship. Consultant acknowledges that: (a) Consultant has read this Agreement; (b) Consultant has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement; (c) Consultant has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Consultant’s own choice or has elected not to retain legal counsel; (d) Consultant understands the terms and consequences of this Agreement and of the releases it contains; and (e) Consultant is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

CONSULTANT

Dated:
Daniel S. Lynch

COMPANY

BIND THERAPEUTICS, INC.

Dated:	By:

Name:

Title: